Lord Abbett Series Fund, Inc.

Form of

Addendum to Management Agreement
Between Lord Abbett Series Fund, Inc.
and Lord, Abbett & Co. LLC

Dated: [April __, 2014]

Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Series Fund, Inc. on behalf of the Short Duration Income Portfolio (the “Portfolio”), do hereby agree that the annual management fee rate for the Portfolio with respect to paragraph 2 of the Management Agreement dated December 1, 1989 (the “Agreement”), shall be as follows:

[0.35%] on the first [$1 billion] of average daily net assets;

[0.30%] on the next [$1 billion] of average daily net assets; and

[0.25%] on the Portfolio’s average daily net assets over [$2 billion].

For purposes of Section 15(a) of the Investment Company Act of 1940, this Addendum and the Agreement shall together constitute the investment advisory contract of the Portfolio.

LORD ABBETT SERIES FUND, INC. on behalf of the Short Duration Income Portfolio

BY:
Thomas R. Phillips
Vice President and Assistant Secretary

LORD, ABBETT & CO. LLC

BY:
Lawrence H. Kaplan
Member and General Counsel